UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 25, 2022

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

1811 Aksarben Drive, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GPRE	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 25, 2022, Green Plains Finance Company LLC, Green Plains Grain Company LLC and Green Plains Trade Group LLC (collectively, the “Borrowers”), all wholly owned subsidiaries of Green Plains Inc. (the “Company”), together with the Company, as guarantor, entered into a five-year, $350 million senior secured sustainability-linked revolving Loan and Security Agreement (the “Facility”) with a group of financial institutions led by ING Capital LLC (“ING”) as sole Bookrunner and Sustainability Structuring Agent and ING, PNC Capital Markets LLC, Fifth Third Bank, National Association, Bank of America, N.A. and BMO Harris Bank, N.A., served as Joint Lead Arrangers. This transaction refinances the separate credit facilities previously held by Green Plains Grain Company LLC and Green Plains Trade Group LLC. The Facility matures on March 25, 2027.

The Facility includes total revolving commitments of $350 million and an accordion feature whereby amounts available under the Facility may be increased by up to $100 million of new lender commitments subject to certain conditions. Each SOFR rate loan shall bear interest for each day at a rate per annum equal to the Term SOFR rate for the outstanding period plus a Term SOFR adjustment and an applicable margin of 2.25% to 2.50%, which is dependent on undrawn availability under the Facility. Each base rate loan shall bear interest at a rate per annum equal to the base rate plus the applicable margin of 1.25% to 1.50%, which is dependent on undrawn availability under the Facility. The unused portion of the Facility is also subject to a commitment fee of 0.275% to 0.375% dependent on undrawn availability. Additionally, the applicable margin and commitment fee are subject to certain increases or decreases tied to the Company’s achievement of certain sustainability criteria, including the reduction of greenhouse gas emissions, recordable incident rate reduction, increased corn oil production and the implementation of technology to produce sustainable ingredients.

The Facility contains customary affirmative and negative covenants, as well as the following financial covenants to be calculated as of the last day of any month: the current ratio of the Borrowers shall not be less than 1.00 to 1.00; the collateral coverage ratio of the Borrowers shall not be less than 1.20 to 1.00; and the debt to capitalization ratio of the Company shall not be greater than 0.60 to 1.00.

The Facility also includes customary events of default, including without limitation, failure to make required payments of principal or interest, material incorrect representations and warranties, breach of covenants, events of bankruptcy and other certain matters. The Facility is secured by the working capital assets of the Borrowers and is guaranteed by the Company.

The foregoing description of the Facility is not complete and is qualified in its entirety by reference to the full text of the Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated into this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Facility provided above under Item 1.01 is incorporated into this Item 2.03 by reference. A copy of the Facility is filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit No.	Description of Exhibit

10.1

Loan and Security Agreement, dated March 25, 2022, by and among Green Plains Inc., as Guarantor, Green Plains Finance Company LLC, Green Plains Grain Company LLC and Green Plains Trade Group LLC as the Borrowers, ING Capital LLC, as Agent and the other financial institutions party thereto. (The exhibits and schedules to the Loan and Security Agreement have been omitted. The Company will furnish such schedules to the SEC upon request).

99.1	Press Release, dated March 28, 2022.

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2022	Green Plains Inc. By: /s/ G. Patrich Simpkins Jr. G. Patrich Simpkins Jr. Chief Financial Officer (Principal Financial Officer)